Exhibit 10.16

OTI-SAMSUNG CONFIDENTIAL
                        LICENSE AND COOPERATION AGREEMENT


THIS LICENSE AND COOPERATION AGREEMENT (hereinafter "Agreement) is made and entered into by and between On Track Innovations Ltd., an Israel corporation with offices at Z.H.R. industrial zone, Rosh Pina 12000, Israel (hereinafter "OTI"), and SAMSUNG Electronics Co., Ltd., a Korea corporation with offices at 250, 2-Ka, Taepyung-Ro, Chung-Ku, Seoul, Korea 100-742 (hereinafter "SAMSUNG")

WHEREAS, OTI develops and is the sole owner of certain proprietary technology relating to contactless smart cards and readers and of various related patents, including US Patent No. 5,241,160 and Antenna Interface (hereinafter "Antenna Interface") patents (pending) and design, and has acquired considerable expertise and technological know-how relating to the same and to the development of contactless communication protocols (hereinafter "RF Routines") and development of products based thereon; and

WHEREAS, SAMSUNG is a leading worldwide semiconductor manufacturer, owning a worldwide marketing infrastructure, has its own expertise in the design of microprocessor-based contact smart card IC and owns its proprietary smart card operating system (hereinafter "SAMSUNG Technology"); and

WHEREAS, OTI and SAMSUNG wish to cooperate in the integration of OTI's Antenna Interface design, with SAMSUNG's existing and future family of smart card's microprocessors, in order to design a single chip solution (hereinafter "Monochip") for both contact and contactless operation, with a view to commence commercial manufacturing by Q1, 1999, all subject to the terms and conditions hereinafter set forth in this Agreement.

WHEREAS, SAMSUNG desires to sell the Monochip on a worldwide basis as part of its portfolio of smart card IC products and OTI also desires to purchase from SAMSUNG the Monochip.

           NOW, THEREFORE, in consideration of the promises and covenants set forth herein, OTI and SAMSUNG agree as follows:

1. Definitions

1.1 "Development Schedule" means the schedule, attached as Exhibit A hereto, according to which the parties will perform their obligations in relation to the development of the Monochip under this Agreement.

1.2 "Effective Date" means the date of Korean Government approval to this Agreement.
SAMSUNG will make its best effort to obtain the Korean Government approval to the Agreement as soon as possible, and if such approval is not obtained within 45 days from the signing date of this Agreement OTI may terminate this Agreement.

1.3 "Monochip" means a single microprocessor (including without a limitation a co-processor) chip solution for both contact and contactless operation developed or have developed and manufactured by SAMSUNG which the OTI Technology is incorporated into.

1.4 "Monochip Specifications" means the technical specifications for the Monochip, as further specified in Exhibit C hereto.

1.5 "Net Selling Price" means the net selling price of the SAMSUNG Products which sold by SAMSUNG to third party customers, less any tax, packing, freight and insurance cost from invoice price.

1.6 "OTI Technology" means , with regard to the Antenna Interface design and RF Routines only, a certain proprietary technology and intellectual property rights relating to contactless smart cards and readers and of various related patents, including US Patent No. 5,241,160 and Antenna Interface patents (pending) and design.

1.7 " Steering Committee" means a panel of two (2) or more members as agreed between the parties, including one Representative for each party, where each Party has an equal voting rights, even if there is not an equal representation in a specific meeting of the Steering Committee

1.8 "Representative" means an individual designated by a party hereto to serve as a representative for that party on the Steering Committee.

1.9 "SAMSUNG Products" means an integrated circuit, including Monochip and/or RF Memory chip, developed or have developed and manufactured by SAMSUNG which the OTI Technology is incorporated into.

1.10 "SAMSUNG Reader Products" means a reader product developed or have developed and manufactured by or on behalf of SAMSUNG which the OTI's OEM Reader board is incorporated into.

1.11"Subsidiary" means any corporation, company or other entity controlled by, the term "control" means ownership or control, direct or indirect, now or hereafter controlling, or under common control with, either party hereto. As used herein, during the term of this Agreement, of more than fifty percent (50%) of the outstanding shares of interest entitled to vote for the election of directors(other than any shares or stock whose voting rights are subject to restriction) of such corporation, company or other entity. A company shall be considered a Subsidiary only so long as such control exists, and after the approval of the Steering Committee. It is agreed that in no case shall the inclusion of a Subsidiary of one Party, under the scope of this Agreement, establish any direct contractual relationships between such Subsidiary and the other Party.

1.12 "Transfer Materials" means that technical information, forming part of OTI Technology, identified in Exhibit B hereto.

2.  Delivery of the Transfer Materials

2.1 Within the time specified in the Development Schedule, OTI shall complete the activities contemplated hereunder and shall deliver the Transfer Materials to SAMSUNG.

2.2 OTI and SAMSUNG shall use their best endeavors and shall cooperate in order to get the Monochip design finished and qualified, and for such purposes each of OTI and SAMSUNG shall perform its respective obligations as set forth in the Development Schedule.

2.3 If SAMSUNG gives written notice that the Monochip does not comply with the specification as specified in Exhibit C in this Agreement, only in such a case, and after it was clear that the reason for such a failure is the OTI Technology and that OTI fails to cure such a failure within sixty (60) days from such notice, then, and only then, this Agreement shall be terminated and OTI will refund SAMSUNG all sums paid for the license.


3. Technical Support

3.1 At SAMSUNG's request, OTI shall provide SAMSUNG with up to fifteen (15) man actual working days of technical support free of charge based on actual working day at an agreed site either in Korea or in Israel for the Monochip development. Additional engineering services will be available at US$100 an actual working hour.


3.2 For such technical support, SAMSUNG shall pay the actual cost of all reasonable travel expenses including accommodation expenses incurred by OTI to the extent and approved in advance by SAMSUNG at SAMSUNG's request pursuant to this Agreement. Payment for such travel and accommodation expenses shall be payable net 30 days upon SAMSUNG's receipt of OTI's invoice.


4.  License
Subject to the terms and conditions of this Agreement in general and to Article
7.2 hereafter in particular, OTI hereby grants to SAMSUNG and its Subsidiaries a royalty-bearing, non-exclusive, nontransferable, worldwide right (without the right to sub-license) and license under OTI Technology now owned or controlled by OTI solely for the following purposes and not for any other purposes ("the License), namely:

(a) to use, make, have made, design, have designed, modify, manufacture, have manufactured, market, sell, distribute and otherwise dispose of SAMSUNG Products and SAMSUNG Reader Products.

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

(b) to incorporate the OTI Technology developed by SAMSUNG into SAMSUNG's products for smart cards such as fixed and programmable ASIC, gate array, cell-based or similar customizable libraries or tools("SAMSUNG Design Kit"), and to make available the OTI Technology to SAMSUNG customers as part of a SAMSUNG Design Kit.

With regard to a possible incorporation of the OTI Technology with SAMSUNG's memory chips for smart cards, it is agreed that:

         1) If the RF memory chip shall require a change from the existing Antenna Interface design, the Steering Committee shall decide, in good faith, what will be the cost of any extra engineering cost of OTI that may be involved in the spin-off (and/or downgrade) of the current Antenna Interface design to fit with a memory chip. This agreed cost should be paid to OTI by SAMSUNG prior to the start of such an integration.

         2) OTI will contribute the RF technology while SAMSUNG will contribute the logic part of such a memory chip.

         3)       The priority of development shall be set towards the Monochip.

         4) The detailed specifications shall be decided in due time by the Steering Committee and shall be attached as an appendix to this Agreement.

         5) The provision of Article 6.1 hereafter shall apply, mutatis mutandis, also for the purchase of the memory chip.


(c) to use the OTI trade mark and trade name in conjunction with the marketing and distribution of the SAMSUNG Products and SAMSUNG Reader Products hereunder, in a manner agreed and acceptable to OTI.

(d) The license shall be for a period of 10 years and shall be automatically extended of one year each, provided that SAMSUNG shall continue the commercial production of SAMSUNG Products.

5.  Fees and Royalties

5.1  License Fee.

SAMSUNG shall pay OTI total sum of US$* as a lump-sum License fee to use the OTI Technology in the SAMSUNG Products.

5.1.1  The said license fee shall be paid by SAMSUNG as follows:

      -US$* as soon as possible after the Effective Date and not later than 30 days from the Effective Date.

      - US$* shall be paid not later than 4 months after the Effective
Date.

5.2  NRE.

Within 30 days from the Effective Date, SAMSUNG shall pay OTI US$* for NRE of integrating OTI's Antenna Interface design with SAMSUNG's microprocessors.

5.3 Royalties.

5.3.1 OTI shall be entitled to an on-going royalty payment from SAMSUNG at a rate of *% of the Net Selling Price of the SAMSUNG Products net, free of Korean tax and any other deductions in Korea.

5.3.2 After the delivery of 20 million SAMSUNG Products, the Steering Committee shall discuss in good faith the reduction of the royalties, according to the market conditions at such a time, the other added functions of the chip as may be applicable, and the relevant contribution of the OTI Antenna Interface design to the market success of such SAMSUNG Products.

* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

5.3.3 It is agreed that the royalties payment shall not apply for any Monochip purchased from SAMSUNG by OTI. The same shall apply with regard to the first 300,000 units of commercial SAMSUNG Products used by SAMSUNG internally.

5.3.4 Such royalties shall be due for payments on 15th of February and 15th of August of each year, for the sales made by the previous half of year. Royalty payments shall be made in U.S Dollars using average monthly exchange rates during the period royalty was incurred. Royalties which are not timely paid should, without affecting other remedies, bear compound interest, calculated on a monthly basis, at LIBOR(for 6 months loans) + 4% for the period of delay.

5.3.5 SAMSUNG shall provide OTI with an annual report signed by a representative of SAMSUNG stating the total quantities of the SAMSUNG Products sold, as well as the selling prices of each sold batch. In addition, SAMSUNG shall provide to OTI at OTI's expense other reasonable data required by OTI in relation to the royalty payments.

5.3.6 OTI shall have the right to audit, through independent certified public accountant, selected and paid by OTI (which will be agreed in advance that any of the big six worldwide accounting firms will be acceptable for such an appointment., the relevant calculation records of SAMSUNG. SAMSUNG shall not be required to submit to any audit more than once during any twelve(12) month period. Such audit shall be initiated by OTI on at least two (2) weeks prior written notice, and any such audit shall be conducted during normal business hours. All such records of any audit shall be considered Confidential Information. OTI shall pay all cost of such accountants unless such audit determines an unremedied discrepancy of at least ten percent (10%) of the aggregate amount under audit. SAMSUNG shall not be required to maintain records reflecting the performance of its obligations under this Agreement for a period of more three (3) years after the end of the respective calendar year in which the royalty bearing SAMSUNG Products are sold.

5.4 SAMSUNG will pay any withholding tax imposed by Korean taxing authority on any payments to be made to OTI hereunder.

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

5.5 All payments under this Agreement is made by SAMSUNG in the United States dollars through wire transfer to OTI's bank account:

Bank Name - Bank Hapoalim
Bank Address - Rosh-Pina, Israel
Bank Routing Number- Branch No. 12/542
Account Number - 107775
Account name - On Track Innovations Ltd.


6. Purchase.

6.1 Purchase of Monochip by OTI

6.1.1 OTI shall be entitled to purchase the Monochip from SAMSUNG with a preferred price representing a reduction of *% of the lowest selling price of the Monochip under similar quantity condition which SAMSUNG provide the Monochip to any third party in arm's length transaction. SAMSUNG shall furnish OTI with updated worldwide price lists, regarding quantities, upon OTI's request.

6.1.2 Each party shall be free to market the Monochip worldwide, as long as no party shall offer to sell the Monochip directly to a client known to be a client of the other party, but through the other party only.

6.2 Purchase of OEM Reader module by SAMSUNG

6.2.1 SAMSUNG shall be entitled to purchase from OTI the OEM Board for Reader (of any type then available) with a preferred price representing a reduction of *% of the lowest selling price of the OEM Reader under similar quantity condition which OTI provide OEM Board for Reader to any third party in arm's length transaction.. OTI shall furnish SAMSUNG with updated worldwide price lists, regarding quantities, upon SAMSUNG's request.

* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.


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

6.2.2 Each party shall be free to market the OEM Board for Reader worldwide, as long as no party shall offer to sell the OEM Board for Reader directly to a client known to be a client of the other party, but through the other party only. It is agreed that if there will be any potential collision between the marketing efforts of the Parties, it will be brought to the Steering Committee to resolve the problem.


7.  Representations, Warranties and Indemnification

7.1 OTI warrants and represents that it has the right and authority to convey and grant the license as set forth herein.

7.2 OTI represents that the OTI Technology including the Transfer Materials provided hereunder to SAMSUNG is, and shall be kept accurate, updated technology available to OTI with regard to the ISO14443 standards compatibility, as this standard may be changed from time to time.

7.3 OTI represents that to the best of its knowledge the OTI Technology provided by OTI under this Agreement does not infringe upon any third party's patents, copyrights, or trade secrets and that it has not been duly notified by any patent holders of any assertion of patent infringement by using OTI Technology.

7.4 OTI agrees to indemnify, hold harmless and defend SAMSUNG from and against any and all actions, damages, costs and expenses incurred by SAMSUNG in connection with the SAMSUNG Products that such actions, damages, costs and expenses incurred by fault of OTI Technology.

7.5 SAMSUNG agrees to indemnify, hold harmless and defend OTI from and against any and all actions, damages, costs and expenses incurred by OTI in connection with the SAMSUNG Products that such actions, damages, costs and expenses incurred by fault of SAMSUNG Technology.


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

8.  Intellectual Property Rights.

8.1 SAMSUNG acknowledges that OTI shall exclusively own the OTI Technology, including without limitation, the Transfer Materials and OEM Board for the reader, subject to the license rights granted to SAMSUNG pursuant Clause 4.

8.2 OTI acknowledges that SAMSUNG shall solely and exclusively own the developed SAMSUNG Products under this Agreement unless this Agreement is terminated with SAMSUNG's material breach..

9.         Limited Representation and Warranties

           THE REPRESENTATIONS AND WARRANTIES EXPRESSED IN PARAGRAPH 7 ABOVE ARE LIMITED REPRESENTATIONS AND ARE THE ONLY REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE BY OTI. ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING SPECIFICALLY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED. NEITHER SAMSUNG NOR OTI SHALL BE LIABLE OR OBLIGATED IN ANY MANNER FOR ANY CONSEQUENTIAL OR INDIRECT DAMAGES OF THE OTHER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.  Term and Termination.

10.1 This Agreement shall remain in full force and effect for ten (10) years from the Effective Date, unless earlier terminated as provided elsewhere herein. This Agreement shall be automatically extended for successive periods of one (1) year each according to the provisions of Article 4(d) above.

10.2 Without prejudice to any other right or remedy which may be available to it, either party shall be entitled summarily to terminate this Agreement by giving written notice to the other:

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(i) if the other party has committed a material breach of any of its obligations hereunder which is not capable of remedy; or

(ii) if the other party has committed a material breach of any of its obligations hereunder which is capable of remedy but which has not been remedied within a period of sixty (60) days following receipt of written notice to do so; or

10.3 OTI shall be in material breach as of twelve (12) months after the Effective Date, if the following occurs: The Monochip developed by SAMSUNG using OTI Technology fail to meet the Monochip Specifications as specified in Exhibit C as a result of OTI Technology problem.

10.4 SAMSUNG shall be in material breach as of twelve (12) months after the Effective Date, if the following occurs:

The Monochip developed by SAMSUNG using OTI Technology fail to meet the Monochip Specifications as specified in Exhibit C as a result of SAMSUNG technology problem. In such a case, OTI shall not be entitled to any additional compensations beyond the license fee, and the right to terminate this Agreement.

10.5 The provisions of Article 5, 7, 8, 9, and 11 shall survive any termination or expiration of this Agreement for any reason.


11.  Effect of Termination


Upon termination of this Agreement by OTI pursuant to Clause 10.2, SAMSUNG shall discontinue any use of OTI Technology. However, SAMSUNG will have rights, after such termination, as are necessary for SAMSUNG to (a) supply replacement products for any defective SAMSUNG Products sold by SAMSUNG on or prior to the date of such termination, and (b) supply SAMSUNG Products under, and pursuant to the terms of, commitments of SAMSUNG to third parties, for a period of one year thereafter, and (c) dispose of inventory of SAMSUNG Products under

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SAMSUNG's control as of the date of such termination, and for a period of six (6) months thereafter. In no event shall SAMSUNG have the right to commit to supply SAMSUNG Products to new product design, for the purpose of sub-paragraph(c) herein, new product designs do not include products which have been taped out, masking plates have been made for them, and such proof of existence is provided by SAMSUNG to OTI no later than thirty (30) days after termination of this Agreement. SAMSUNG will provide OTI a statement of inventory at this point in time, as well as an estimate of time required to dispose of said inventory. SAMSUNG shall cause to be issued an irrevocable letter of credit issued by a commercial bank equal to the amount of royalty based upon the inventory. SAMSUNG will fulfill all royalty obligations for material described in (a), (b) and (c).


12.  Steering Committee and Dispute Resolution

12.1 Participation.

12.1.1 Steering Committee Representatives. In an effort to facilitate communications and cooperation between OTI and SAMSUNG in connection with this Agreement, each party shall designate in writing two Representatives to serve as its representatives for purpose of this Agreement on the Steering Committee. The Representatives for OTI and for SAMSUGN initially shall be Mr. Ofer Tziperman and Mr. Hemy Itay for OTI and Mr. Chilhee Chung and Mr. Sang Wook Kim for SAMSUNG. Each party may remove and replace any one of its respective Representatives; provided, however, such party gives thirty (30) days prior written notice to the other party of such removal and identifies the replacement representative.

12.1.2 Powers of Steering Committee. Subject to the limitations set forth in this Agreement, the Steering Committee shall have the following powers:

(a) the authority to issue, execute, consents, requests, notices, or other communications required or appropriate hereunder;

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

(b) the authority to resolve and settle disputes between the parties pursuant to
Article 6 hereof.

12.1.3 Communication. The parties hereto agree and acknowledge that they will communicate on an as-needed basis. In addition, the Representatives will communicate at least once every month by telephone or e-mail in order to review progress, track schedules, resolve problems. Steering Committee meetings, to be attended by the appropriate personnel, shall be as required, but no less frequently than once every three (3) months. All of the Steering Committee meetings shall take place at a place mutually agreed upon by the Representatives prior to such meeting. Each party shall bear its own expenses for attendance of its Representative at such Steering Committee meetings. A failure by either party to meet the obligations set forth in this Article 12.1.3 shall not constitute a material breach of this Agreement by that party.

12.2 Dispute Resolution

12.2.1 General. Any and all disputes between the parties hereto relating to or arising out of this Agreement shall be resolved in accordance with this Article 12.2.2

12.2.2 Resolution by Steering Committee. The parties agree that upon the written request of either party hereto, the parties shall immediately submit any dispute to the Steering Committee for consideration. Upon receipt of such submission, the Steering Committee shall confer and endeavor in good faith to resolve and settle any dispute within fifteen (15) days thereafter.


13.  General Provisions

13.1 Governing Law. This Agreement shall be governed by and in accordance with the laws of England.

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13.2 Notice. Any notice required or permitted to be made or given by either party hereto pursuant to this Agreement will be sufficiently made or given on the date of issuance if sent by such party to the other party by certified mail, e-mail, commercial courier, facsimile, personal delivery, or a similar reliable delivery method, addressed as follows:

Notices to OTI:

              Address :  On Track Innovations Ltd.
                         Z.H.R industrial zone, Rosh Pina 12000, Israel.
              Attn:  OFER TZIPERMAN (Vice President of Marketing)
              TEL: 972-6-6938884
              FAX: 972-6-6938887
              E-mail: ofer-t@inter.net.il

Notices to SAMSUNG:
             Address : Samsung Electronics Co., Ltd
                       San #24 Nongseo-Ri, Kiheung-Eup
                       Yongin-City, Kyungki-Do, Korea
                       449-900
             Attn    : Sang Wook Kim (LSI Planning Team)
             TEL: 82 2 760 6020
             FAX: 82 2 760 6209
             E-mail: qurie@samsung.co.kr

A notice shall be considered as received by the other party after two (2) business days if sent by certified mail, commercial courier or facsimile with a proof of receipt.

13.3 Assignment; Binding Effect. This Agreement may not be assigned nor any duty hereunder delegated, by either party without the prior written consent of the other which consent shall not be unreasonably withheld. Any attempted assignment or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Sale, merger or acquisition shall not constitute an assignment.

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13.4 Arbitration. All disputes, controversies, or differences which may arise between the parties out of or in relation to or in connection with this Agreement, shall be finally settled by arbitration in London, in accordance with the then-current Commercial Arbitration Rules of the International Chamber of Commerce . Each party shall pay its pro rata share of the costs and expenses of such arbitration, and each shall separately pay its own attorney's fees and expenses.

13.5 Entire Agreement. This Agreement, together with the exhibits, schedules, appendixes and addenda hereto, represents, constitutes and expresses the entire agreement between the parties with respect to the subject matter contained herein and supersedes any previous or simultaneous oral or written communications, representation, understandings or agreements with respect thereto. The terms of this Agreement may be modified only in writing signed by an authorized representative of each party hereto.

13.6 Disclosure . During the term of this Agreement, neither party shall disclose to any third party, without the prior written consent of the party, the terms of this Agreement, except (1) as required by law or governmental regulations, requirements or orders, as may be necessary to establish or assert its rights hereunder or (2) pursuant to an appropriate confidential disclosure agreement.

13.7 No Third Party Beneficiaries; Party Not Partners. No person or entity which is not a party to this Agreement (including any employee of either party) shall have or acquire any rights by reason of this Agreement, nor shall any party hereto have any obligations or liabilities to such other person by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners or joint ventures with each other or any other person. The parties are, for any and all purposes, independent contractors. Neither party has, nor shall ever have, any express or implied right to enter into any obligation or responsibility on behalf of the other party.

13.8 Force Majeure. Neither party shall be held liable for failure to fulfill its obligations under this License agreement, if such failure is caused by flood, extreme weather, fire, or other natural calamity, acts of governmental agency, or similar causes beyond the control of such party. A party should promptly notify the other party in writing of the occurrence of Force Majeure and specify the relevant circumstances and expected duration of such circumstances. If such force majeure event continues for longer than six (6) months, then either party may terminate this Agreement.

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13.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

13.10  Exhibits.   The following exhibits form a part of this Agreement.
       ---------

      A. Development Schedule
      B. Transfer Materials
      C. Monochip Specifications
      D. Mutual Confidentiality Agreement

13.11 Authority. The persons executing this Agreement represent that they each have requisite corporate authority to do so which is not subject to any further ratification or approval whatsoever.



           IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective authorized representatives as of the date first written.

For and on behalf of                      For and on behalf of

On  Track Innovations Ltd.                Samsung Electronics Co., Ltd.


By  ___________________                   By ___________________

Name :     Oded Bashan                    Name :  Sang Wook Kim
Title:     President & CEO                Title:  Executive Director
Date :     13.5.98                        Date :


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Exhibit A
                              Development Schedule


-------------------- ---------------------- -----------------------------------
  Accumulated
   Schedule             Relative Timing               Functions
    (Weeks)                (Week)
-------------------- ---------------------- -----------------------------------
         0
                     T0                     Start
-------------------- ---------------------- -----------------------------------
         1           T1=T0+1                Design rules & device parameters
-------------------- ---------------------- -----------------------------------
                     T2                     Technical discussion
-------------------- ---------------------- -----------------------------------
         4           T3=T1+3                1st Meeting at Matrics
-------------------- ---------------------- -----------------------------------
         5           T4=T1+4                Initial specification
-------------------- ---------------------- -----------------------------------
         6           T5=T1+5                Design start
-------------------- ---------------------- -----------------------------------
                     T6                     2nd Meeting at Matrics
-------------------- ---------------------- -----------------------------------
        10           T7=T5+4                Layout start
-------------------- ---------------------- -----------------------------------
                     T8                     3rd Meeting at Matrics
-------------------- ---------------------- -----------------------------------
        14           T9=T5+8                Design end & 4th meeting at Matrics
-------------------- ---------------------- -----------------------------------
        16           T10=T9->T9+2           Design of testing
-------------------- ---------------------- -----------------------------------
        18           T11=T9+4               Layout finish
-------------------- ---------------------- -----------------------------------

Notes

1. Internal block diagram and its detailed schedule shall be delivered to Samsung at the first meeting.

2. According to each block progress, the block diagram, the specification of the block, schematics and simulation results of the each block shall be sent to Samsung.

3. During the design stage, there will be three meetings including the second meeting (two days) and the third one (four half days). In these meetings, Oti and Matrics will do their best to inform to and answer to Samsung of the details of the Monochip design.


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EXHIBIT B : TRANSFER MATERIALS

------- --------------------------------------------------------------- ---------------- --------------------
                       Deliverable Item Description                         Comment           Schedule
------- --------------------------------------------------------------- ---------------- --------------------
1.      -     Design consideration document                                              Start of
                                                                                         development
------- --------------------------------------------------------------- ---------------- --------------------
2.      Antenna interface design

        -          Overall design specification

        -          Overall block diagram

        -          Individual block specification

        -          Individual block schematic & simulation results
                                                                                         By the end of each
                                                                                         design stage
                   IC Testing

        -          Test plan & test board circuit diagram                                By the end of
                                                                                         design
------- --------------------------------------------------------------- ---------------- --------------------
3.      Antenna interface layout
------- --------------------------------------------------------------- ---------------- --------------------
4.      Software                                                                         By the end of
                                                                                         design
        -          Coding specification

        -          Communication protocol between reader and card

        -          Anti-collision algorithm and protocol

        -          Authentication algorithm and protocol

        -          Subroutine for contactless communication
------- --------------------------------------------------------------- ---------------- --------------------
5.      Test document by system design                                                   By the end of
                                                                                         design
------- --------------------------------------------------------------- ---------------- --------------------
6.      Chip evaluation board or tool                                   Application      By first silicon
                                                                        test 2 sets
------- --------------------------------------------------------------- ---------------- --------------------

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

Exhibit C :  Frame of Antenna Interface overall design specifications

1.         DEFINITIONS OF REQUIREMENTS

This is an "upper level" description of purpose of product, the environment in which has to work, the standard it has to follow and misc.

2.         PRODUCT DESCRIPTION

2.1        Text - General
2.2        Block diagram
2.3        Principle of operation:
2.3.1      Modes of operation (e.g. Contact, C/L, Test Programming)
2.3.1.1    Contact mode
2.3.1.2    Contactless mode     -         Variable standards
-          Read ie card simulations models
-          Modulation/demodulation
-          Power management
-          Various control statues and signals
-          Data flow handling
-          u.P. Interface

2.3.1.3 Test mode
2.3.1.4    Programming mode

2.4        Detailed description of various block
2.5        Electrical parameters:
-          Absolute max. values
-          Input characteristic
-          D.C. characteristic
-          A.C. characteristic

2.6        Testing:
-          FAB Testing
-          Complete product testing

3.         PRODUCT SPECIFICATION

----------------------- ------------------------------- -----------------------
CPU                     8 bit architecture CPU          SAM87RC
----------------------- ------------------------------- -----------------------
EEPROM                  Size                            8 Kbytes
                        ------------------------------- -----------------------
                        Single cycle programming        1 to 32 bytes
                        ------------------------------- -----------------------
                        Write / Erase time              Typ. 1.5 msec each
                        ------------------------------- -----------------------
                        Endurance                       > 100,000  cycles
                        ------------------------------- -----------------------
                        Data Retention                  > 10 years
                        ------------------------------- -----------------------
                        Cell size                       27,5 umsq
----------------------- ------------------------------- -----------------------
ROM                     User ROM                        24 Kbytes
                        ------------------------------- -----------------------
                        Test ROM                        2 Kbytes
                        ------------------------------- -----------------------
RAM                     Data memory                     256 Bytes
                        ------------------------------- -----------------------
                        Register file                   272 Bytes
----------------------- ------------------------------- -----------------------
EXT. CLOCK              Contact mode                    1 to 5 Mhz
----------------------- ------------------------------- -----------------------
SUPPLY VOLTAGE          Contact mode                    2,5 to 5,5 V
                        ------------------------------- -----------------------
INTERFACE               Frequency                       13,56 Mhz
                        ------------------------------- -----------------------
FROM READER TO CARD     Modulation                      Type B -10%
                                                        OTI -  100 %
                        ------------------------------- -----------------------
                        Bit encoding                    Type B - NRZ
                                                        OTI - PWM
----------------------- ------------------------------- -----------------------
INTERFACE               Modulation                      Load switching
                        ------------------------------- -----------------------
FROM CARD TO READER     Sub-Carrier Frequency (Type B)  847,5 Khz
                        ------------------------------- -----------------------
                        Bit encoding                    Type B - BPSK
                                                        OTI - PWM
                        ------------------------------- -----------------------

----------------------- ------------------------------- -----------------------
COMMUNICATION SPEED     (ATR)                           106 Kbps
                        ------------------------------- -----------------------
                        (After ATR)                     106 Kbps or higher (?)
----------------------- ------------------------------- -----------------------
MCU CLOCK               Contactless mode                13.56/3, 4, 6, 8 (MHz)
----------------------- ------------------------------- -----------------------
ANTI-COLLISION          Method                          Software
----------------------- ------------------------------- -----------------------

----------------------- ------------------------------- -----------------------
POWER                   uP. Operating Current           Typ. 3,5 mA
                                                        Max 10 mA
                        ------------------------------- -----------------------
                        Stop Mode current               Max. 100uA (?)
                        ------------------------------- -----------------------
                        Antenna Interface current       300uA (?) - 500uA (?)
----------------------- ------------------------------- -----------------------

----------------------- ------------------------------- -----------------------
PROGRAMMABLE            Memory                          EEPROM
                        ------------------------------- -----------------------
PARAMETERS              Programming                     TBD during design
                        ------------------------------- -----------------------
                        Parameters list                 TBD during design
                        ------------------------------- -----------------------
CONTACT-CONTACTLESS     Operation                       Automatic
                        ------------------------------- -----------------------
MODE SELECTION          Pads Status                     TBD during design
----------------------- ------------------------------- -----------------------
EXTERNAL PADS           I/O Lines                       IO1, IO2 (?)
                        ------------------------------- -----------------------
                        Programming                     TBD during design
                        ------------------------------- -----------------------
                        Positioning                     TBD during design
----------------------- ------------------------------- -----------------------
TEMPERATURE             Operating, Ambient              -20 to 85(Degree) C
----------------------- ------------------------------- -----------------------
ESD                     HBM                             =>4000 (target)
----------------------- ------------------------------- -----------------------
TESTING                 Factory testing (wafer level)   TBD during design
----------------------- ------------------------------- -----------------------
                        Product testing                 TBD during design
----------------------- ------------------------------- -----------------------

 Exhibit D : Mutual Confidentiality Agreement

                        MUTUAL CONFIDENTIALITY AGREEMENT

                signed and made as of the ______ day of ________

                                     BETWEEN

                           ON TRACK INNOVATIONS LTD.,
           of Z.H.R. - Industrial Zone, Rosh-Pina 12000 Israel (_OTI")

                                       AND

           SAMSUNG ELECTRONICS CO., LTD.,____________________________

           OF _250, 2-Ka, Taepyung-Ro, Chung-Ku, Seoul, Korea 100-742
              __________________________________________("Company")

WHEREAS OTI has developed and is the sole owner of certain proprietary technology relating in particular to contactless smart cards and readers of which it is the sole owner (_OTI'S TECHNOLOGY"); and -

WHEREAS the Company is the owner of certain confidential information relating to its field of operation; and -


                NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.         In this Agreement:

         1.1 the term "DISCLOSER" means a party to this Agreement disclosing Confidential Information to the other party.

         1.2 the term "RECIPIENT" means a party to this Agreement receiving Confidential Information from the other party.

         1.3 the term "CONFIDENTIAL INFORMATION" means any and all information relating to the Discloser's proprietary technology or business made available by the Discloser to the Recipient including, without limitation, information, data, know-how, formulas, concepts, tests, drawings, specifications, applications, designs and trade secrets, information and data relating to the Discloser's products, design methodology, engineering and manufacturing processes and related equipment, suppliers, sales, customers, business operations and plans, financial situation, members, employees and investors and any notes, memoranda, summaries, analyses, compilations or any other writings relating thereto prepared by the Discloser or the Recipient or on such party's behalf, provided that such information is in writing or other tangible form and is clearly marked as "proprietary" or "confidential" when disclosed to the Recipient; or if such information is not in tangible form, that (i) such information is identified as "proprietary" or "confidential" when disclosed and summarized in a written document which is marked "proprietary" or "confidential" and is delivered to the Recipient within 30 (thirty) days after date of disclosure; or (ii) is deemed "proprietary" or "confidential" if such information is known or reasonably should be known by the Recipient to be "confidential" or "proprietary". Without derogating from the generality of the above, Confidential Information shall include all information, data and know-how relating to OTI's Technology.

2.       Recipient undertakes to maintain as fully confidential:

         2.1 all the Discloser's Confidential Information and not to disclose, divulge or use same, directly or indirectly, save exclusively for the purposes for which it was disclosed to the Recipient.

         2.2 the existence of this Agreement, or any details relating to the Discloser, its business or its Confidential Information, or the fact that negotiations or discussions between the parties have taken or are taking place, or the terms and conditions on which any possible arrangements or agreements between the parties may take or might have taken place, unless otherwise agreed in writing between the parties.

3. The restrictions of use and disclosure set forth in this agreement shall not apply to any Confidential Information which:

         3.1 was already known to the Recipient at the time such information was received from the Discloser, based on written reliable evidence that shall be presented by the Recipient promptly after receipt of the Confidential Information from Discloser;

         3.2 after it is disclosed, became available to the general public, through no breach of a confidentiality undertaking towards the Discloser;

         3.3 after it is disclosed, is at any time lawfully obtained by the Recipient from any other person, firm or company having no obligation not to disclose it.

         3.4 is required to be disclosed by the Recipient by applicable law, regulation or court order; provided that the Recipient shall first give twenty (20) days prior written notice to the Discloser of the requirement for such disclosure and co-operate through all reasonable and legal means, at the Discloser's expense, in any attempts by the Discloser to prevent or otherwise restrict disclosure of such Confidential Information.

4. In order to secure the confidentiality of the Confidential Information the Recipient shall:

         4.1 safeguard the Confidential Information of the Discloser with at least the same degree of care as it uses for its own Confidential Information, and without derogating from the generality of the above, shall keep the Confidential Information in a safe and separate place, and not make any copies of it (including by way of transcription using PC's or other computing or scanning means) without the express written approval of the Discloser.

         4.2 limit access to the Confidential Information only to those of the Recipient's employees to whom disclosure is necessary for the purposes hereof provided that all such employees which may have access to the Confidential Information are under a confidentiality undertaking towards the Recipient and towards the Discloser (as a third party beneficiary), to maintain the Confidential Information as fully confidential and not to disclose, divulge or use same, directly or indirectly, but for the purposes of carrying out their duties towards the Recipient. At the Discloser's request, the Recipient shall provide the Discloser with an accurate list of all of its employees which had or have access to the Confidential Information. For avoidance of doubt, the Recipient will assume responsibility for any breach of the terms of this Agreement by any person, including without limitations all the Recipient's employees, to whom disclosure of the Confidential Information is permitted and made by the Recipient under this Agreement.

5. At the Discloser's request, Recipient shall forthwith return to the Discloser all Confidential Information in tangible form and not retain any copies of it, including copies made by electronic forms.

7. Each party hereto reserves all rights in any inventions, patents, copyrights, designs, and any other intellectual property invented or devised by it in relation to Confidential Information of such party.

8. This Agreement shall be valid for a period of five (5) years after the later of the termination of discussions or business relationship between the parties. A Discloser shall be entitled, in the event of a breach or non compliance by the Recipient with the provisions of Sections 2, 3 or 4 above, to terminate this Agreement with immediate effect, by means of a written notice sent by registered mail to the address stated above or facsimile with notice of proper receipt. Such termination shall be without prejudice to the Discloser's right to demand from the Recipient indemnification for any damages, including loss of income, incurred to the Discloser due to such breach or non compliance. Any termination of this Agreement shall not derogate from the Recipient's obligations in terms of Section 2 above

9. It is agreed that the unauthorized disclosure or use of any Confidential Information will cause immediate or irreparable injury to the Discloser, and that the Discloser can not be adequately compensated for such injury in monetary damages. Each party therefore acknowledges and agrees that, in such event, the Discloser shall be entitled to any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of unauthorized disclosure or use.

10. No party shall be entitled to assign its rights and undertakings hereunder without the other party's prior written approval.

11. If any condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

12. This Agreement shall be governed by the laws of Great Britain. Unless specifically agreed otherwise in the Main Agreement (if executed), any dispute between the parties in relation to this Agreement shall be referred to and be finally resolved by arbitration of the London Court of International Arbitration in accordance with its rules. The arbitration award may be enforced by any court of competent jurisdiction.

-----------------------------       ---------------------------------
         ON TRACK INNOVATIONS LTD.                   COMPANY

by: Oded Bashan                             by: Sang Wook Kim
title: President & CEO                      title: Executive Director